EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the use of our reports on the financial statements as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, dated March 27, 1997, included herein, in this Registration Statement on Form S-1 and to the reference to our Firm under the heading "Experts". We also consent to the use of our reports on the financial statements of the AlaTenn Subsidiaries as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, dated May 9, 1997, and the historical summary of revenue and direct operating expenses of the KOCH Hydrocarbon Company - Harmony Gas Processing Plant for the year ended December 31, 1995, dated November 8, 1996, included herein, in this Registration Statement on Form S-1.

HEIN + ASSOCIATES LLP

Houston, Texas
June 26, 1997